BURTON, BARTLETT & GLOGOVAC
ATTORNEYS AT LAW
50 WEST LIBERTY STREET, SUITE 700
RENO, NEVADA 89501-1947

C. THOMAS BURTON, JR.
SCOTT A. GLOGOVAC
GREGORY J. LIVINGSTON
DAVID S. McELROY
LAURA A. CLARK
TIFFANY A. ROSE

PHILLIP W. BARTLETT (1948-2004)

AREA CODE 775
TELEPHONE 333-0400
FACSIMILE 333-0412
EMAIL info@bbg.net

February 9, 2007

Compliance Systems Corporation.
90 Pratt Oval
Glen Cove, New York 11542

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of up to 71,220,786 shares of common stock, par value $0.001 per share (the "Shares"), of Compliance Systems Corporation (the "Company"). The Registration Statement relates to the registration of (i) an aggregate amount of up to 65,000,000 shares of common stock of the Company issuable upon conversion of a secured convertible debenture in favor of Montgomery Equity Partners, Ltd. (the "Convertible Debenture Shares"), (ii) 3,500,000 shares of common stock of the Company issued in connection with an offering conducted by GSA Publication, Inc. into which the Company recently merged (the "Merger Shares), and (iii) 2,720,786 shares of common stock of the Company subject to issuance under 1,901,272 warrants sold by the Company in a private placement during 2003 and through March 2004 and 819,514 warrants issued in 2005 in connection with a treasury stock acquisition (the "Warrant Shares").

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and officers of the Company as to certain matters of fact that are material to our opinion. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares

issued after the date of this letter. We have not verified any of these assumptions.

This opinion is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Convertible Debenture Shares and the Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Merger Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

Burton Bartlett & Glogovac

Burton, Bartlett & Glogovac